OFFER TO PURCHASE FOR CASH
                          ALL OF THE OUTSTANDING SHARES
                                       OF
                                  COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF

                                 HANDY & HARMAN

                                       AT

                              $35.25 NET PER SHARE

                                       BY

                              HN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                 WHX CORPORATION

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              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
               MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 2,
                       1998, UNLESS THE OFFER IS EXTENDED.
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                                                                   March 6, 1998
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

         We have been engaged by HN Acquisition Corp., a New York corporation (the "Purchaser") and a wholly owned subsidiary of WHX Corporation, a Delaware corporation (the "Parent") to act as [Dealer Manager] in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $1.00 per share, of Handy & Harman, a New York corporation (the "Company"), including the associated Common Stock Purchase Rights issued pursuant to the Rights Agreement, dated as of January 26, 1989, as amended on April 25, 1996, October 22, 1996 and March 1, 1998, between the Company and ChaseMellon Shareholder Services LLC, as Rights Agent, at a price of $35.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 6, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

         1.       Offer to Purchase, dated March 6, 1998;

         2. Letter of Transmittal to be used by holders of shares in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis;

         4. Letter to shareholders of the Company from the Chairman and Chief Executive Officer of the Company accompanied by a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

         5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

         6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         7.       Return envelope addressed to the Depositary.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 2, 1998, UNLESS THE OFFER IS EXTENDED.

         The Board of Directors of the Company has unanimously (with one director absent) approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company and recommends that shareholders of the Company accept the Offer and tender their Shares.

         The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 1, 1998 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Parent, or any subsidiary of the Parent (including the Purchaser) or Shares held by shareholders exercising approval rights) will be converted into the right to receive $35.25 per Share, without interest, as set forth in the Merger Agreement and as described in the Offer to Purchase.

         Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Neither the Purchaser nor the Company will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering material to your customers.

         Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                                  Very truly yours,


                                                  [DEALER MANAGER]


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NOTHING  CONTAINED  HEREIN OR IN THE ENCLOSED  DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE DEALER MANAGER OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.
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